Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this 17th day of September, 2019, by and between Summit Community Bank, Inc., a West Virginia corporation (“Summit”), and Lorraine L. Brisell, an individual resident of the State of West Virginia (“Employee”) (collectively, the “Parties”).

WHEREAS, Employee has considerable experience, expertise and training in management related to the types of banking and services offered by Summit;

WHEREAS, Summit desires that Employee be employed as Market President of Summit, and Employee desires to accept employment, subject to and on the terms and conditions set forth in this Agreement;

WHEREAS, the parties are entering into this Agreement pursuant to Section 7.3(e) of the Agreement and Plan of Merger, dated September 17, 2019 (“Merger Agreement”), by and between Summit Financial Group, Inc., a West Virginia corporation (“Summit Financial”) and Cornerstone Financial Services, Inc., a West Virginia corporation (“Cornerstone”);

WHEREAS, Summit and Employee have read and understood the terms and provisions set forth in this Agreement and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, Employee and Summit agree as follows:

A. DURATION

1.    Term. This Agreement shall become effective (the “Effective Date”) upon the merger of Cornerstone Bank, Inc., a West Virginia banking corporation (“Cornerstone Bank”) with and into Summit and shall continue until the second anniversary thereof, unless terminated earlier as provided herein (“Term”). If the Merger Agreement is terminated or not consummated for any reason before the Closing Date, as that term is defined in the Merger Agreement, this Agreement and the respective obligations of the parties hereto will be of no further force or effect. The date on which this Agreement is terminated is hereinafter referred to as the “Termination Date.”

B. COMPENSATION

2.    Salary and Bonus. All payments of salary and other compensation to Employee shall be payable in accordance with Summit’s ordinary payroll and other policies and procedures.

a.    During the term of this Agreement, Summit agrees to pay Employee a base salary of not less than $200,000 annually, appropriately prorated for partial months at the commencement and end of the term of this Agreement.

b.    Upon the Effective Date, Employee shall receive shares of restricted stock of Summit Financial with a fair market value of $50,000 on the Effective Date, which shall vest on the second anniversary of the Effective Date. The restricted stock shall be granted pursuant to a restricted stock agreement containing terms and conditions established by the Board of Directors of Summit Financial or a committee thereof.

c.    Summit shall have the right to deduct from any payment of compensation to Employee hereunder any federal, state or local taxes required by law to be withheld with respect to such payments and any other amounts specifically authorized to be withheld or deducted by Employee.

3.    Expenses. Summit shall reimburse Employee for all reasonable expenses, including, but not limited to, travel expenses, lodging expenses, meals and entertainment expenses, and monthly country club dues, that Employee may incur in the performance of Employee’s duties and obligations under this Agreement; provided, however, that Employee shall be required to submit receipts or other acceptable documentation to the cashier of Summit or such other officer designated by the Board of Directors of Summit to verify such expenses prior to any reimbursements. To the extent required by Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), all reimbursements under this Agreement shall be paid no later than the last day of the calendar year following the calendar year in which the expense was incurred. The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year. The rights to reimbursement or in-kind benefits provided under this Agreement are not subject to liquidation or exchange for another benefit.

4.    Benefits.

a.    Subject to the provisions of Paragraph 4(c) of this Agreement, Employee shall be entitled to receive all fringe benefits afforded to all other similarly-situated employees of Summit, including but not limited to retirement plans, life insurance, disability, health and accident insurance benefits, subject to the terms and conditions thereof. Employee’s receipt of such benefits shall be in accordance with Summit’s employment policies.

b.    Employee shall be entitled to all paid leave as provided by Summit to other similarly-situated employees.

c.    All employee benefits provided to Employee by Summit incident to Employee’s employment shall be governed by the applicable plan documents, summary plan descriptions or employment policies, and may be modified, suspended or revoked at any time, in accordance with the terms and provisions of the applicable documents.

5.    Acknowledgment. The Parties acknowledge that the compensation set forth herein and the other covenants and agreements of Summit contained herein are fair and adequate compensation for Employee’s services and for the covenants of Employee as set forth herein.

C. RESPONSIBILITIES

6.    Position. Employee shall be employed as Market President of Summit and shall faithfully devote Employee’s best efforts and Employee’s primary focus to Employee’s position(s) with Summit. Employee hereby agrees to devote her full business time and best efforts to the faithful performance of such duties and to the promotion and forwarding of the business and affairs of Summit.

7.    Reporting. The parties acknowledge and agree that during the term of this Agreement Employee shall serve as Market President for Summit and shall report directly to the Chief Executive Officer (or his or her designee) of Summit.

8.    Duty of Loyalty. Employee acknowledges and agrees that, during the term of this Agreement, Employee has a fiduciary duty of loyalty to Summit, and that Employee will not engage in any willful or intentional activity during the term of this Agreement, which will or could foreseeably harm the business, business interests, or reputation of Summit or the reputation of the Board of Directors of Summit.

9.    Competition and Corporate Opportunity. Employee shall not directly or indirectly engage in competition with Summit or Summit Financial at any time during the existence of the employment relationship between Summit and Employee, and Employee will not on Employee’s own behalf, or as another’s agent or employee, engage in any of the same or similar duties and/or Summit-related responsibilities required by Employee’s position with Summit, other than as an employee of Summit pursuant to this Agreement or as specifically approved by the Board of Directors of Summit. In addition, without the prior written consent of the Board of Directors of Summit, Employee shall not usurp any corporate opportunity available to Summit.

D. TERMINATION

10.    Termination For Cause. This Agreement and Employee’s employment with Summit may be terminated by Summit for Cause (as defined below) at any time effective upon written notice to Employee. Upon such termination by Summit for Cause, Employee shall only be entitled to receive any base salary and accrued benefits that have been earned by her through the effective date of such termination, and no other amounts shall be due to Employee. For purposes hereof, the term “Cause” shall mean that the management of Summit has determined that any one or more of the following has occurred:

a.    Employee has committed any fraud, embezzlement, misappropriation of funds, misrepresentation, breach of fiduciary duty or other act of dishonesty against Summit or Employee has been convicted of any felony;

b.    Employee has engaged or failed to engage in any action, gross or willful misconduct resulting in a substantial loss to Summit or substantial damage to its reputation; provided that in no event will any act or omission by Employee be considered “willful” for purposes of this Section 10(b) if taken by Employee in the reasonable and good faith belief that such act or omission was in the best interest of the Bank; or

c.    Employee has neglected her duties hereunder or has willfully failed or refused to carry out the reasonable and lawful instructions of the Board concerning material job duties or actions consistent with Employee’s position, and such failure or refusal has continued for a period of ten (10) business days following written notice from the Board.

11.    Termination Without Cause. In addition, Summit may terminate this Agreement and Employee’s employment with Summit at any time without Cause, effective upon written notice to Employee. Upon such termination by Summit without Cause, Employee shall be entitled to receive any wages, including accrued benefits, that have been earned by Employee through the effective date of such termination. Subject to Paragraph 15 and the terms of this Paragraph 11, on the 60th day following such termination without Cause (provided that in no event shall Employee, directly or indirectly, determine the taxable year of payment), Summit shall pay and Employee shall be entitled to receive a lump sum cash payment, less applicable withholdings, equal to the amount of base salary that Employee would have received between (i) the effective date of such termination without Cause and (ii) the last day of the Term (such lump sum cash payment described in this Paragraph 11 is referred to as the “Severance Payment”). Summit’s obligation to make the Severance Payment is subject to the Employee’s execution and non-revocation, as applicable, of a release and waiver agreement in favor of Summit and Summit Financial, which form shall be provided to Employee in a timely fashion so that it may be signed and may become irrevocable after signing (“become effective”) within sixty (60) days after termination of employment; provided that, if Executive shall fail to sign the release and waiver agreement so that it becomes effective within such sixty (60) day time period after termination of employment, Summit’s obligation to make the Severance Payment shall cease on the date that is sixty (60) days after such termination. For the avoidance of doubt, the termination of the Agreement by its terms following the Term shall not constitute a termination without Cause under this Paragraph 11.

12.    Termination by Employee. Employee may terminate this Agreement and Employee’s employment with Summit at any time effective upon at least thirty (30) calendar days prior written notice to Summit. Upon such termination by Employee, Employee shall only be entitled to receive any base salary and accrued but unpaid benefits which have been earned by him through the effective date of such termination, and no other amounts shall be due to Employee.

13.    Death. If Employee dies during the term of this Agreement and while in the employ of Summit, this Agreement will terminate automatically, without notice, on the date of Employee’s death and Summit shall not have any further obligation to Employee or Employee’s estate under this Agreement (other than death benefits payable under any benefit plans to which Employee is a party), except that Summit shall pay Employee’s estate that portion of Employee’s base salary accrued through the date on which Employee’s death occurred.

14.    Disability. This Agreement will terminate immediately, without notice, in the event Employee is prevented from performing Employee’s duties hereunder by reason of becoming physically or mentally disabled. For purposes of this Agreement, the term “disabled” shall mean that Employee shall be unable to perform her duties by reason of any mental or physical disability which is expected to last at least six (6) months or result in death, as certified by the provider of an accident, long-term disability or health plan covering employees of Employer. Determination of such disability shall be made by the provider of such accident, long-term disability or health plan covering said Employee or by the Social Security Administration. Upon the request of Employer, Employee must submit proof to Employer of the provider’s determination or Social Security Administration’s determination of disability.    During any period prior to termination or expiration of the then current term of this Agreement, whichever is earlier, during which Employee fails to perform Employee’s duties as a result of incapacity due to physical or mental illness, Employee shall continue to receive Employee’s full salary at the rate then in effect for such period until the earlier of (i) the expiration of such then current term of this Agreement or (ii) the date on which Employee’s employment terminates pursuant to this Paragraph 14, provided that payments so made to Employee during such period shall be reduced by the sum of the amounts, if any, payable to Employee under any disability benefit plans of Summit that were not previously applied to reduce such payment.

In the event of a termination pursuant to Paragraph 13 or 14, Summit shall be relieved of all its obligations under this Agreement, except that Summit shall pay to Employee, or to Employee’s estate in the event of Employee’s subsequent death, Employee’s base salary under Paragraph 2(a) through the date on which such termination shall have occurred and any accrued but unpaid benefits, reduced during such period by the amount of any benefits received by Employee under any disability policy maintained by Summit and by any death benefits payable under the benefit plans referenced in Paragraph 4. All such payments to Employee or to Employee’s estate shall be made in the same manner as other payroll obligations.

15.    Six-Month Delay. Notwithstanding any other provisions of this Agreement, if Employee is a Specified Employee (within the meaning of Code Section 409A) on Employee’s date of “separation from service” under Section 409A and Treas. Reg. §1.409A-1(h), then if any payment of deferred compensation (within the meaning of Code Section 409A) is to be made upon or based upon Employee’s separation from service other than by death, under any provision of this Agreement, and such payment of deferred compensation is to be made within six months after Employee’s date of separation from service, other than by death, then such payment shall instead be made on the date which is six (6) months after such separation from service of Employee (other than by death), provided further, however, that in the case of any payment of deferred compensation which is to be made in installments, with the first such installment to be paid on or within six (6) months after the date of separation from service other than by death, then in such event all such installments which would have otherwise been paid within the date which is six (6) months after such separation from service of Employee’s (other than by death) shall be delayed, aggregated, and paid, notwithstanding any other provision of this Agreement, on the date which is six (6) months after such separation from service of Employee (other than by death), with the remaining installments to continue thereafter until fully paid hereunder. Notwithstanding any of the foregoing, or any other provision of this Agreement, no payment of deferred compensation upon or based upon separation from service may be made under this Agreement before the date that is six (6) months after the date of separation from service or, if earlier, the date of death, if Employee is a Specified Employee on Employee’s date of separation from service. This Paragraph 15 shall only apply to delay the payment of deferred compensation to Specified Employees as required by Code Section 409A and the regulations and guidance issued thereunder.

16.    Confidentiality.

a.    In the course of service to Summit, Employee will have access to (i) the identities of Summit’s existing and prospective customers or clients, including names, addresses, credit status, and pricing levels; (ii) the buying and selling habits and customs of Summit’s existing and prospective customers or clients; (iii) non-public financial information about Summit and its affiliates; (iv) product and systems specifications, concepts for new or improved products and other product or systems data; (v) the identities of, and special skills possessed by, Summit and/or Summit’s employees; (vi) the identities of and pricing information about Summit’s and/or its affiliate’s vendors; (vii) training programs developed by Summit; (viii) pricing studies, information and analyses; (ix) current and prospective products and inventories; (x) financial models, business projections and market studies; (xi) Summit’s financial results and business conditions; (xii) business plans and strategies; (xiii) special processes, procedures, and services of Summit and its vendors; and (xiv) computer programs and software developed by Summit and/or their consultants, all of which are confidential and may be proprietary and are owned or used by Summit, or any of its subsidiaries or affiliates. Such information will hereinafter be called “Proprietary Information” and will include any and all items enumerated in the preceding sentence and coming within the scope of the business of Summit or any of its subsidiaries or affiliates as to which Employee may have access, whether conceived or developed by others or by Employee alone or with others during the period of service to the Bank, whether or not conceived or developed during regular working hours. Proprietary Information will not include any records, data or information which are in the public domain during or after the period of service by the Executive provided the same are not in the public domain as a consequence of disclosure directly or indirectly by Employee in violation of this Agreement.

b.    Employee will not during the term of the Agreement or at any time thereafter (a) disclose, directly or indirectly, any Proprietary Information to any person other than Summit or executives thereof at the time of such disclosure who, in the reasonable judgment of Employee, need to know such Proprietary Information or such other persons to whom Employee has been specifically instructed to make disclosure by the Board and in all such cases only to the extent required in the course of Employee’s service to Summit or (b) use any Proprietary Information, directly or indirectly, for her own benefit or for the benefit of any other person or entity. At the termination of her employment, Employee will deliver to Summit all notes, letters, documents and records which may contain Proprietary Information which are then in her possession or control and will destroy any and all copies and summaries thereof.

c.    Employee also agrees upon any termination of her employment to deliver to Summit promptly all items that belong to Summit and/or Summit Financial or that by their nature are for the use of employees of Summit and/or Summit Financial only, including, without limitation, all written and other materials that are of a secret, proprietary or confidential nature relating to the business of Summit, Summit Financial and/or Summit Financial’s affiliates. All business developed and produced by Employee while in the employ of Summit Financial and/or Summit is exclusive property of Summit Financial and/or Summit unless specifically excluded in this Agreement. Employee shall not, during the term of this Agreement or any time thereafter, intentionally interfere with any business or contractual relationship of Summit Financial and/or Summit.

d.    Employee acknowledges that Employee has been advised that pursuant to the Defend Trade Secrets Act, an individual will not be held criminal or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee further acknowledges that in the event that disclosure of trade secrets of Summit or Summit Financial was not done in good faith pursuant to the above, Employee may be subject to substantial damages, including punitive damages and attorneys’ fees.

17.    Survival. The provisions of Paragraphs 16-21, 24 and 28 shall survive the termination of this Agreement. For the avoidance of doubt, should this Agreement expire and terminate by its own terms on the Termination Date, the provisions of Paragraphs 16-21, 24 and 28 shall still survive the termination, and the Noncompetition provisions set forth in Section E below shall be applicable until the obligations thereunder are satisfied in accordance with their terms.

E. NONCOMPETITION

18.    Non-Competition and Non-Solicitation.

a.    Employee acknowledges that he has received substantial, valuable consideration, including Proprietary Information, as well as the confidential trade secret and proprietary information relating to the identity and special needs of Summit’s current and prospective customers, Summit’s current and prospective services, Summit’s business projections and market studies, Summit’s business plans and strategies, Summit’s studies and information concerning special services unique to Summit. Employee further acknowledges and agrees that this consideration, and the compensation provided to Employee under this Agreement, constitutes fair and adequate consideration for the execution of the non-competition and non-solicitation restrictions set forth below. Accordingly, because of Summit’s legitimate business interests as described herein, other than in any capacity for or on behalf of Summit, Employee agrees that for two (2) years following the date of Employee’s termination of employment with Summit for any reason, including under Paragraph 11 and the expiration of the term of this Agreement, (the “Restricted Period”), Employee shall not:

i.    Within a seventy-five (75) mile radius of West Union, West Virginia, perform services that compete against any business conducted by Summit and/or Summit Financial; or

ii.    Solicit, contact, or accept business from any customer or client of Summit, Summit Financial, Cornerstone Bank and/or Cornerstone (the “Relevant Entities”) for the

purpose of providing that customer or client with any services provided by the Relevant Entities. For purposes of this sub-paragraph (ii), “customer” or “client” is limited to those individuals or entities with whom any of the Relevant Entities has conducted any business transaction during the twenty-four (24) months before the cessation of Employee’s employment with Summit.

b.    Employee further acknowledges and agrees that considering Employee’s relevant background, education and experience, Employee will be able to earn a livelihood without violating the foregoing restrictions.

c.    In the event that this provision shall be deemed by any court of competent jurisdiction to be unenforceable in whole or in part by reason of its extending for too long a period of time, or too great a geographical area or over too great a range of activities, or overly broad in any other respect or for any other reason, then and in such event this Agreement shall be deemed modified and interpreted to extend over only such maximum period of time, geographical area or range of activities, or otherwise, so as to render these provisions valid and enforceable, and as so modified, these provisions shall be enforceable and enforced.

Employee may not avoid the purpose and intent of this Paragraph 18 by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.

19.    Acknowledgement. Employee agrees that (a) this Agreement is entered into in connection with the sale to Summit of the goodwill of the business of Cornerstone, including Cornerstone Bank, (b) Employee is receiving valuable consideration for this Agreement, (c) the restrictions imposed upon Employee by this Agreement are essential and necessary to ensure Summit Financial and Summit acquires the goodwill of Cornerstone and Cornerstone Bank, and (d) all the restrictions (including particularly the time and geographical limitations) set forth in this Agreement are fair and reasonable.

F. REMEDIES

20.    Remedies. In the event that Employee violates any of the provisions set forth in this Agreement relating to SECTION E. NONCOMPETITION, Employee acknowledges that Summit would suffer immediate and irreparable harm and would not have an adequate remedy at law for money damages. Accordingly, Employee agrees that, without the necessity of proving actual damages or posting bond or other security, Summit may be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which Summit may be entitled, at law or in equity. In such a situation, the parties agree that Summit may pursue any remedy available in any court of competent jurisdiction, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation of any of the provisions set forth in this Agreement relating to SECTION E. NONCOMPETITION, and the pursuit of any particular remedy or remedies shall not be deemed an election of remedies or waiver of the right to pursue any other remedy.

G. SEVERABILITY

21.    Severability. If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any rule of law or public policy: (a) such term or provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this

Agreement; and (c) there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

H. WAIVER

22.    Waiver. The parties acknowledge and agree that the failure of either party to enforce any provision of this Agreement shall not constitute a waiver of that particular provision, or of any other provisions of this Agreement.

I. SUCCESSORS AND ASSIGNS

23.    Assignment.

a.    Employee acknowledges and agrees that this Agreement may be assigned by Summit to any successor-in-interest and shall inure to the benefit of, and be fully enforceable by, any successor and/or assignee; and this Agreement will be fully binding upon, and may be enforced by Employee against, any successor and/or assignee of Summit.

b.    Employee acknowledges and agrees that Employee’s obligations, duties and responsibilities under this Agreement are personal and shall not be assignable, and that this Agreement shall be enforceable by Employee only. In the event of Employee’s death, this Agreement shall be enforceable by Employee’s estate, executors and/or legal representatives, only to the extent provided herein.

J. CHOICE OF LAW

24.    CHOICE OF LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF WEST VIRGINIA, WITHOUT GIVING EFFECT TO PROVISION THEREOF REGARDING CONFLICT OF LAWS. IT IS STIPULATED THAT THE STATE OF WEST VIRGINIA HAS A COMPELLING STATE INTEREST IN THE SUBJECT MATTER OF THIS AGREEMENT, AND THAT EMPLOYEE HAS OR WILL HAVE REGULAR CONTACT WITH THE STATE OF WEST VIRGINIA IN THE PERFORMANCE OF THIS AGREEMENT.

K. MODIFICATION

25.    The parties acknowledge and agree that this Agreement and the other agreements and plans referenced herein constitute the complete and entire agreement between the parties; that each executed this Agreement based upon the express terms and provisions set forth herein; that, in accepting employment with Summit, Employee has not relied on any representations, oral or written, which are not set forth in this Agreement; that no previous agreement, either oral or written, shall have any effect on the terms or provisions of this Agreement; and that all previous agreements, either oral or written, are expressly superseded and revoked by this Agreement. No waiver shall be deemed a continuing waiver or a waiver of any subsequent breach or default, either of a similar or different nature, unless expressly so stated in writing.

26.    Except as otherwise expressly provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement unless hereafter made (a) in writing, (b) referencing an express provision in this Agreement, (c) signed by the party to be bound, and (d) in the case of Summit, approved by a disinterested majority of the Board of Directors of Summit.

L. LEGAL CONSULTATION

27.    Each party acknowledges that it has carefully read this Agreement, that it has had an opportunity to consult with attorneys concerning the meaning, import and legal significance of this Agreement, that it understands the terms of the Agreement, that all understandings and agreements between Employee and Summit relating to the subjects covered in this Agreement are contained in it, and that it has entered into the Agreement voluntarily and not in reliance on any promises or representations by the other except those contained in this Agreement.

M. MISCELLANEOUS

28.    Employee shall, upon the request of Summit, testify or otherwise assist in litigation, arbitration, or other disputes involving Summit, or any of the directors, officers, employees, subsidiaries, or parent corporations of either, at no additional cost during the term of this Agreement and at any time following the termination of this Agreement, provided Summit reimburses Employee for all reasonable expenses she incurs in connection with such assistance.

29.    In the event either party institutes litigation to enforce or protect its rights under this Agreement, the prevailing party in such litigation shall be entitled, in addition to all other relief, to reasonable attorneys’ fees, out-of-pocket costs and disbursements relating to such litigation.

30.    This Agreement may be executed in counterparts (which counterparts may be delivered by facsimile or other commonly used electronic means), each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

31.    Subject only to Summit’s rights described in Paragraph 20 (Remedies), the parties agree to individual arbitration of all claims of any kind or character between them, including, but not limited to, all claims that relate to, result from, or in any way arise out of this Agreement or the employment relationship between Employee and Summit. The arbitration shall be conducted in accordance with the Employment Dispute Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. In reaching his or her decision, the arbitrator shall have no authority to ignore, change, modify, add to or delete from any provision of this Agreement. The parties agree that claims shall be arbitrated on an individual basis only, and that the panel shall not have jurisdiction to arbitrate any form of class or collective proceeding. The parties further agree that the arbitration panel shall have sole authority to decide all disputes between the parties, including, but not limited to, threshold issues such as the interpretation, validity, revocability, or enforceability of this Agreement or any part thereof, or the arbitrability of the parties’ dispute or any part thereof (i.e., whether any particular claim is subject to arbitration under this Agreement).

32.    THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION AND FURTHER AGREE THAT EITHER PARTY MAY FILE AN ORIGINAL OR A COPY OF THIS AGREEMENT WITH ANY COURT AS EVIDENCE OF THE CONSENT OF THE PARTIES TO WAIVER.

33.    Summit shall not have any obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. Employee or any successor-in-interest to Employee shall be and remain simply a general creditor of Summit in the same manner as any other creditor having a general unsecured claim. For purposes of the Internal Revenue Code of 1986, as amended, Summit intends this Agreement to be an unfunded, unsecured promise to pay on the part of Summit. For purposes of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Summit intends that this Agreement not be subject to ERISA. If it is deemed subject to ERISA, it is intended to be an unfunded arrangement for the benefit of a select member of management, who is a highly compensated employee of Summit for the purpose of qualifying this Agreement for the “top hat” plan exception under sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. At no time shall Employee have or be deemed to have any lien nor right, title or interest in or to any specific investment or to any assets of Summit. If Summit elects to invest in a life insurance, disability or annuity policy upon the life of Employee, then Employee shall assist Summit by freely submitting to a physical examination and supplying such additional information necessary to obtain such insurance or annuities.

34.    When a reference is made in this Agreement to a Paragraph or a Section, such references shall be to a Paragraph or a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent. References to a person are also to its permitted successors or assigns.

35.    This Agreement is intended to comply with or otherwise be exempt from the provisions of Section 409A and the regulations thereunder, and shall be interpreted consistent with that intent. In the event of any ambiguity in the terms of this Agreement, such term(s) shall be interpreted and administered in a manner that avoids the incurrence of increased taxes or other penalties under Section 409A to the extent possible. Notwithstanding any provision of this Agreement to the contrary, to the extent any benefits to which Employee is entitled under this Agreement upon a termination of Employee’s employment (“Severance Benefits”) constitute “non-qualified deferred compensation” subject to Section 409A, then the following conditions apply to the payment of such benefits: (a) any termination of Employee’s employment triggering payment of Severance Benefits must constitute a “separation from service” under Section 409A and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Employee’s employment does not constitute a separation from service under Section 409A and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Employee to Summit at the time Employee’s employment terminates), any Severance Benefits that constitute non-qualified deferred compensation under Section 409A shall be delayed until the date of a subsequent event constituting a separation from service under Section 409A and Treas. Reg. §1.409A-1(h). For purposes of clarification, this provision shall not cause any forfeiture of benefits on Employee’s part, but shall only act as a delay until such time as a “separation from service” occurs; (b) if at the time of Employee’s separation from service Employee is a “specified employee” (as defined under Section 409A), then to the extent that any amount to which Employee is entitled in connection with her separation from service is subject to Section 409A, payments of such amounts to which Employee would otherwise be entitled during the six (6) month period following the separation from service, as further set forth in Paragraph 15, will be accumulated and paid in a lump sum on the earlier of (i) the date which is six (6) months after the date of the separation from service, or (ii) the date of Employee’s death, but only to the extent required to avoid Employee’s incurrence of any additional tax or interest under Section 409A or any regulations or Treasury guidance promulgated thereunder; and (c) it is intended that each installment of the Severance Benefits shall be treated as a separate “payment” for purposes of Section 409A. Notwithstanding any provision of this Agreement to the contrary, to the extent that any payment under the terms of this Agreement would constitute an impermissible acceleration of payments under Section 409A or any regulations or Treasury guidance promulgated thereunder, such payments shall be made no earlier than at such times allowed under Section 409A. If any provision of this Agreement (or of any award of compensation) would cause Employee to incur any additional tax or interest under Section 409A or any regulations or Treasury guidance promulgated thereunder, Summit may reform such provision; provided that Summit shall (i) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A and (ii) notify and consult with Employee regarding such amendments or modifications prior to the effective date of any such change.

36.    Notwithstanding any other provision of this Agreement, nothing shall obligate Summit to make any payment to Employee that is prohibited by the law, including but not limited to provisions of 12 U.S.C. § 1828(k), 12 C.F.R. Part 359 or any other applicable law, regulation or guidance; provided, however, Summit shall exercise commercially reasonable efforts to obtain the approval of the Federal Deposit Insurance Corporation and the West Virginia Department of Banking (or such other applicable governmental authority), to make the payments provided for herein (or, to the extent that they will not approve payment in full, such lesser portion as shall be acceptable to them). Furthermore, Summit hereby retains any and all legal right to demand the return of any payment made to Employee pursuant to this Agreement if Summit later obtains information indicating that Employee has committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under 12 C.F.R. § 359.4(a)(4).

N. NOTICES

37.    All notices and other communications required or permitted to be given or delivered hereunder or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given properly if (a) delivered personally, (b) delivered by a recognized overnight courier service, (c) sent by United States mail, postage prepaid, or (d) sent by facsimile or electronic transmission followed by a confirmation copy delivered by recognized overnight courier service the next day. Such notices, requests, consents and other communications shall be sent to the respective parties as follows (or at such other address for a party as shall be specified by like notice to the other party):

If to Summit:

Summit Community Bank, Inc.

310 N Main Street

Moorefield, West Virginia 26836

Attention: H. Charles Maddy, III, Chief Executive Officer

Facsimile: 304-530-6861

If to Employee:

Lorraine L. Brisell

P.O. Box 249

West Union, WV 26456

38.    Any notice or other communication given pursuant to this Agreement shall be effective (a) in the case of personal delivery, telex or facsimile transmission, when received; (b) in the case of mail, upon the earlier of actual receipt or five (5) business days after deposit with the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (c) in the case of a recognized overnight courier service, one (1) business day after delivery to the courier service together with all appropriate fees or charges and instructions for overnight delivery.

[Signature page follows]

EXECUTED AS OF THE DATE FIRST WRITTEN ABOVE

EMPLOYEE

/s/ Lorraine L. Brisell
Lorraine L. Brisell

SUMMIT COMMUNITY BANK, INC.

By:	/s/ H. Charles Maddy, III
H. Charles Maddy, III
Chief Executive Officer

[Signature page to Employment Agreement]